EXHIBIT 99.1

                                            FOR IMMEDIATE RELEASE
                                            ---------------------


COMFORCE Corporation                   Contacts:  Mr. Robert Gruber
2001 Marcus Avenue                                Investor Relations Consultant
Lake Success, NY 11042                            (212) 628-2554
(516) 352-3200


                 COMFORCE ANNOUNCES TWO ACQUISITION AGREEMENTS;
                NINE MONTH RESULTS FOR COMFORCE GLOBAL SUBSIDIARY


         Lake Success, NY, January 18, 1996 -- COMFORCE Corporation (ASE:CFS) announced that it has entered into two letters of intent to acquire privately owned companies engaged in the technical staffing, consulting and outsourcing businesses. Following completion of these acquisitions, COMFORCE will have annualized revenues from its technical staffing, consulting and outsourcing businesses of approximately $70 million. The acquisitions are subject to, among other things, completion of satisfactory due diligence investigations of the businesses to be acquired as well as negotiation of definitive purchase agreements regarding the acquisitions. Subject to these factors, the acquisitions are expected to be completed within 60 to 90 days. The companies to be acquired are described below.

         RRA, Inc.
         ---------

         COMFORCE has agreed to acquire the operations of RRA, Inc. and certain affiliated entities ("RRA"). RRA is headquartered in Phoenix, Arizona, and has a total of six sales and service offices in California, Washington State, New Mexico, Missouri and South Carolina. Current annualized revenues of RRA are approximately $52 million. The terms of the acquisition were not disclosed.

         RRA is a leading provider of specialists for supplemental staffing assignments as well as outsourcing and vendor-on-premises programs. RRA provides technical staffing services in the electronics, telecommunications and information technology business sectors. In addition, RRA provides specialists for mission-critical projects principally in the scientific and technical research and development fields, including the areas of laser and weapons technology, environmental safety and alternative energy source development.
Clients principally include Fortune 500 companies as well as governmental entities, such as the Department of Energy's laboratory in Los Alamos, New Mexico.

         Michael Ferrentino, president of COMFORCE, stated, "We believe that the acquisition of RRA is an important step in realizing our strategic goal of

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becoming the leading provider ofstaffing,  consulting and outsourcing  solutions to the high-technology sector. RRA's businesses are a natural complement to COMFORCE's core telecommunications and information technology-based business. COMFORCE is especially pleased that RRA's existing management team will continue to lead the company into the new millennium."


         Williams Communications Services, Inc.
         --------------------------------------

         COMFORCE has also agreed to acquire the operations of Williams Communications Services, Inc., based in Englewood, Florida. Williams has current annualized revenue of approximately $4.2 million. Terms of the acquisition were not released. Williams provides technical staffing services to the telecommunications industry. Mr. Ferrentino stated, "The acquisition of Williams is another step to becoming the leading provider of supplemental staffing services to the telecommunications industry. The operations of Williams are a natural extension of the core business of COMFORCE. We are pleased that the management of Williams will continue to lead the dynamic team in Florida."


NINE MONTH RESULTS FOR COMFORCE GLOBAL SUBSIDIARY

         In October 1995 COMFORCE completed the acquisition of YIELD Global, now known as COMFORCE Global, Inc. COMFORCE Global, which is currently the sole operating business of COMFORCE Corporation, is a leading provider of telecommunications and information technology staffing services worldwide, with an emphasis on wireless communications. For the nine month period ended September 30, 1995, COMFORCE Global had revenues of $9,007,000 and, on a stand-alone basis before corporate allocations by its previous parent company, earned pretax income of $1,050,000 for such nine month period.

         COMFORCE previously announced the discontinuance of all businesses unrelated to its technical staffing business, and its intention to divest such businesses. COMFORCE's former majority shareholder, ARTRA GROUP Incorporated (NYSE:ATA), has assumed and agreed to discharge all liabilities and obligations of COMFORCE which arose from the discontinued businesses, and ARTRA is entitled to receive any proceeds from the sale of such businesses.

         COMFORCE provides telecommunications, information technology and technical staffing, consulting and outsourcing services worldwide, primarily to Fortune 500 companies, with an emphasis on wireless communications. The strategic vision of COMFORCE is to become the leading provider of staffing, consulting and outsourcing solutions for the information superhighway.


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